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                                                                      Exhibit 13


                                  AMENDMENT TO
                          SHAREHOLDER RIGHTS AGREEMENT


        Amendment, dated as of October 20, 1999 (the "Amendment") to the Shareholder Rights Agreement, dated as of August 3, 1994 (the "Rights Agreement"), by and between Ferrofluidics Corporation, a Massachusetts corporation (the "Company"), and American Stock Transfer and Trust Company, a New York corporation (the "Rights Agent").

                               W I T N E S S E T H

        WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date (as defined therein), the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement as the Company may deem necessary or desirable without the approval of any holders of certificates representing shares of the Company's common stock, par value $.004 per share (the "Common Stock");

        WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (the "Merger Agreement") with Ferrotec Corporation, a Delaware corporation ("Parent"), and Ferrotec Acquisition, Inc., a wholly-owned subsidiary of Parent ("Sub"), pursuant to which Sub will be merged with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the "Merger"); and

        WHEREAS, prior to entering into the Merger Agreement, the Company desires to amend certain provisions of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

        1. Section 1(a) of the Rights Agreement is amended by adding at the end of Section 1(a) a new paragraph which provides as follows:

        "Notwithstanding anything in this Agreement to the contrary, neither Ferrotec Corporation ("Parent"), Ferrotec Acquisition, Inc., a wholly-owned subsidiary of Parent ("Sub"), nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person, and no Stock Acquisition Date, Distribution Date, Section 11(a)(ii) Event or Section 13 Event shall occur, as a result of
(i) the execution and delivery of any Agreement and Plan of Merger by and among Parent, Sub and the Company (the "Merger Agreement"); (ii) any action taken by Parent, Sub or any of their Affiliates or Associates in accordance with the provisions of the Merger Agreement; or (iii) the consummation of the Merger (as such term is defined in the Merger Agreement) in accordance with the provisions of the Merger Agreement. In addition, notwithstanding the foregoing, a Person shall not be an "Acquiring Person" if the Board of Directors of the Company determines that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a), has become such inadvertently, and such Person divests as promptly as practicable (or within such period of
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time as the Board of Directors determines is reasonable) a sufficient number of shares of Common Stock so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this Section 1(a). Notwithstanding the foregoing, upon the termination of the Merger Agreement in accordance with its terms, this paragraph shall become null and void and of no further force or effect."

        2. At the Effective Time (as defined in the Merger), the Rights Agreement and the Rights shall terminate and become null and void and of no further force or effect.

        3. Any term used herein and not defined shall have the meaning ascribed to such term in the Rights Agreement.


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        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written. This Amendment may be executed in one or more counterparts all of which shall be considered one and the same amendment and each of which shall be deemed to be an original.


ATTEST:                                     FERROFLUIDICS CORPORATION



By: /s/ Jean A. Scische                     By: /s/ William B. Ford
   ------------------------------              ---------------------------------
   Name: Jean A. Scische                       Name: William B. Ford
                                               Title: Vice President


ATTEST:                                     AMERICAN TRANSFER AND TRUST
                                            COMPANY, as Rights Agent



By: /s/ Susan Sidler                        By: /s/ Herbert J. Lemmer
   ------------------------------              ---------------------------------
  Name: Susan Sidler                           Name: Herbert J. Lemmer
                                               Title: Vice President